                                                                       EXHIBIT 8

                              LIST OF SUBSIDIARIES

o    Tdsoft Ltd. (Israel)

o    Tdsoft Communications Inc. (United States)

o    Tdsoft BV (Netherlands)

o    VocalTec Communications, Inc. (United States)

o    VocalTec Communications Deutschland GmbH (Germany) (in the process of dissolution)

o    VocalTec Communications Hong-Kong Limited (Hong-Kong)

o    VocalTec Communications Singapore PTE Ltd. (Singapore)